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                                                                     EXHIBIT 8.1

                               Baker Botts L.L.P.
                                 One Shell Plaza
                              910 Louisiana Street
                            Houston, Texas 77002-4995
                                  713.229.1234
                                FAX 713.229.1522

January 30, 2002

Transocean Sedco Forex Inc.
P.O. Box 265GT, Walker House
Grand Cayman, Cayman Islands

Ladies and Gentlemen:

                  As set forth in the prospectus and consent solicitation statement dated January 31, 2002 (the "Prospectus and Consent Solicitation Statement") and included in the registration statement on Form S-4 (Registration No. 333-77064, Amendment No. 1) (the "Registration Statement"), being filed by you with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to

         (1) a proposed public offering (the "Offering") by you of 6.50% Notes due April 15, 2003, 6.75% Notes due April 15, 2005, 6.95% Notes due April 15, 2008, 7.375% Notes due April 15, 2018, 9.125% Notes due
             December 15, 2003, and 9.50% Notes due December 15, 2008 (the "Transocean Sedco Forex Notes") in exchange for outstanding R&B Falcon Corporation notes having the same principal amount, interest rate, redemption terms and payment and maturity dates (the "R&B Falcon Notes") and

         (2) a proposed solicitation by R&B Falcon Corporation of consents from holders of R&B Falcon Notes to amend the indentures under which such notes were given in exchange for cash payments (the "Consent Solicitation"), certain legal matters in connection with the Offering and Consent Solicitation are being passed upon for you by us. At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the Registration Statement. In providing this opinion, we have examined and are relying on the truth and accuracy at all relevant times of the statements and representations contained in (i) the Registration Statement, (ii) certain other filings made by Transocean Sedco Forex and R&B Falcon Corporation with the Commission, (iii) certificates provided to us by representatives of Transocean Sedco Forex, and (iv) other information provided to us by Transocean Sedco Forex.

                  It is our opinion that the discussion in the Prospectus and Consent Solicitation Statement that is contained under the caption "Material U.S. Federal Income Tax Consequences," insofar as concerns conclusions of law, is an accurate general description,
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subject to the assumptions, qualifications, and limitations set forth therein, of the material federal income tax consequences of the Offering and Consent Solicitation and of the ownership and disposition of the Transocean Sedco Forex notes.

                  Pursuant to the provisions of Rule 436(a) of the Rules and Regulations of the Commission under the Securities Act, we hereby consent to the reference to our Firm under the caption "Legal Matters" in the Prospectus and Consent Solicitation Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ BAKER BOTTS L.L.P.